                                                                    Exhibit 99.1

                      PANAMSAT REPORTS SECOND QUARTER 2003
                                FINANCIAL RESULTS

  POSTS HIGHER PROFITS IN SECOND QUARTER 2003; REDUCES DEBT BY $550 MILLION IN
    2003; DELIVERS EPS GROWTH OF 52% IN FIRST SIX MONTHS OF 2003; CONTINUES TO
            REDUCE COST BASE; MAINTAINS ONE OF INDUSTRY'S HIGHEST
                        SATELLITE RELIABILITY RATINGS

WILTON, CONN., July 15, 2003 - PanAmSat Corporation (NASDAQ: SPOT) today reported financial results for the second quarter and six months ended June 30, 2003. In the second quarter, the company generated revenues of $203.6 million compared to $209.2 million in the second quarter of 2002 and increased earnings per share (EPS) to $0.20 versus $0.13 in the same period last year. For the first six months of 2003, total revenues were $403.3 million compared to $416.4 million in 2002 and EPS was $0.41 per share compared to $0.27 per share for the same period in 2002.

"The main difference in our revenues this year compared to 2002 is that we don't have the World Cup. So while this continues to be a tough year for satellite operators, we saw it coming and are continually managing for strong bottom-line results," said Joe Wright, president and CEO of PanAmSat. "We continue to reduce our cost base and, as a result, are able to record a meaningful increase in earnings and make a substantial pre-payment on our debt. All these actions position the Company for continued future profitability today and even more so when the markets improve."

Among the business highlights of the second quarter of 2003 were:

      - Solid financial results for the eighth consecutive quarter with growth in EPS of 54 percent for the second quarter and 52 percent for the first half of 2003 versus the same periods in 2002.

      - Continued strong free cash flow enabling the pre-payment from cash on-hand of $350 million of the Company's long-term debt on July 14 to bring total debt reduction in 2003 to $550 million with remaining cash and short-term investments of over $500 million and an unused credit line of an additional $250 million.

      - Increased activity in the Company's G2 Satellite Solutions division from the US Government, as well as from network resellers, resulting in a 24.4 percent increase in revenues in the second quarter of 2003 compared to the same period last year.

      - Continued modernization of the fleet with the successful launch of Galaxy XII -- the first of a smaller, more versatile and robust set of C-band satellites that provide excellent in-orbit protection, as well as support emerging technologies and video services, such as HDTV and expanded Homeland Security applications. The Company's fleet had one of the industry's top reliability records in 2002 with a rating of 99.999996 percent.

Wright continued: "PanAmSat is performing well and continues to be as strong as it has ever been. In a weak market, we have had earnings increases every quarter. While our competitors keep adding more satellite capacity, we are taking the next step by combining the best aspects of satellite and fiber networks; and while others are increasing debt, we are reducing ours. In addition, we are able to successfully manage challenges with our fleet resulting in no customer impact and minimal financial offset -- we're passing all these tests with flying colors."

FORM 8-K FILING

On July 11, 2003 PanAmSat identified in a Form 8-K filing with the Securities and Exchange Commission an issue affecting the Xenon Ion Propulsion Systems
(XIPS) on the Galaxy IVR and PAS-6B satellites. These issues surfaced on June 28, 2003 and July 9, 2003 for these spacecraft, respectively. PanAmSat is currently working with Boeing Satellite Systems, the manufacturer of both of these satellites, to determine what impact these issues may have on the lifetime of the two satellites. "This is a clear example of how PanAmSat's focus on reliability over the last few years has really paid off," said Jim Frownfelter, COO of PanAmSat. "All of our BS 601HP satellites that employ XIPS were designed, by our request, to include a separate backup bipropellant propulsion system. Because of this focus on reliability, even if it is determined that the XIPS systems have failed on these satellites, both of these satellites have and will continue to provide uninterrupted service to our customers at optimum performance." For more information concerning these issues, refer to the Form 8-K filing.

FINANCIAL RESULTS FOR THREE MONTHS ENDED JUNE 30, 2003

Total revenues for the second quarter of 2003 were $203.6 million, compared to revenues of $209.2 million for the second quarter of 2002. Operating lease revenues were $199.4 million for the second quarter of 2003, compared to $204.6 million for the same period in 2002. The decrease in operating lease revenues was primarily attributable to the additional revenue recorded in the second quarter of 2002 from the 2002 FIFA World Cup. Partially offsetting these decreases were additional operating lease revenues in the second quarter of 2003 related to the Company's G2 Satellite Solutions division, which was formed after the acquisition of Hughes Global Services on March 7, 2003. Total sales and sales-type lease revenues were $4.2 million for the quarter ended June 30, 2003, compared to $4.6 million for the same period in 2002.

Operating lease revenues from video services were $120.6 million during the second quarter of 2003, compared to $133.8 million for the second quarter of 2002. This decrease was primarily due to the 2002 FIFA World Cup described above, as well as lower video revenues recorded as a result of credit related issues. Overall video services revenues were $124.8 million in the second quarter of 2003, compared to $138.4 million in the second quarter of 2002.

Operating lease revenues from network services increased to $68.2 million for the second quarter of 2003, compared to $54.8 million for the second quarter of 2002 primarily a result of net new business recorded during the second quarter of 2003 from the Company's G2 Satellite Solutions division and network resellers.

Total direct operating costs and selling, general & administrative costs for the three months ended June 30, 2003 decreased by $4.9 million or 8 percent to $53.6 million as compared to $58.4 million for the same period in 2002. The decrease is primarily due to lower broadcast services costs from the 2002 World Cup, lower bad debt expense and cost reductions as a result of operational efficiencies, including lower web cast service costs. These decreases were partially offset by additional costs related to the Company's G2 Satellite Services Division.

For the three months ended June 30, 2003, EBITDA(1) was $149.4 million, or 73 percent of total revenues, as compared to $150.8 million or 72 percent of total revenues for the same period in 2002.

For the three months ended June 30, 2003, net income was up to $30.3 million, compared to $19.8 million for the same period in 2002. Earnings per share were $0.20 per share for the second quarter of 2003, as compared to $0.13 per share for the second quarter of 2002. These increases in net income and earnings per share were primarily due to lower depreciation expense of $14.9 million relating to the Company's Galaxy VIIIi satellite, which was fully depreciated in July 2002, and a higher income tax expense of $4.4 million.

FINANCIAL RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2003

Total revenues for the six months ended June 30, 2003 were $403.3 million, compared to revenues of $416.4 million for the six months ended June 30, 2002. Operating lease revenues were $394.8 million for the six months ended June 30, 2003, compared to $406.0 million for the same period in 2002 due to the additional occasional services revenue recorded in the second quarter of 2002 related to the 2002 FIFA World Cup and lower termination fee revenue compared to 2002. These decreases were partially offset by revenues related to the Company's G2 Satellite Solutions division. Total sales and sales-type lease revenues were $8.5 million for the six months ended June 30, 2003, compared to $10.4 million for the same period in 2002.

Operating lease revenues from video services were $243.0 million for the six months ended June 30, 2003 as compared to $267.3 million for the six months ended June 30, 2002 primarily due to the 2002 FIFA World Cup and lower termination fee revenue as discussed above. Overall video services revenues were $251.5 million in the six months ended June 30, 2003 compared to $277.7 million in the six months ended June 30, 2002.

Operating lease revenues from network services were $127.7 million for the six months ended June 30, 2003, compared to $107.5 million for the same period in 2002 primarily due to net new business related to the Company's G2 Satellite Solutions division.

Total direct operating costs and selling, general & administrative costs for the six months ended June 30, 2003 decreased $18.6 million or 15 percent to $104.8 million as compared to $123.4 million for the same period in 2002. This decrease is primarily attributable to lower bad debt expense and lower broadcast services related costs as a result of the 2002 World Cup. These decreases were partially offset by additional costs related to the Company's new G2 Satellite Solutions division.

For the six months ended June 30, 2003, EBITDA was $297.9 million, or 74 percent of total revenues, as compared to $301.8 million or 72 percent of total revenues for the same period in 2002. The increase in EBITDA margin (1) is primarily due to a reduction in bad debt expense and a decrease in operating expenses as a result of previous and current cost reduction initiatives. These increases to EBITDA margin were primarily offset by the changes in revenue discussed above and several significant transactions recorded during the six months ended June 30, 2002 including the recording of: a $40.1 million gain in relation to the settlement of the PAS-7 insurance claim; net facilities restructuring and severance charges of $12.5 million and an $18.7 million loss on the conversion of sales-type leases to operating leases.

For the six months ended June 30, 2003, net income was $61.2 million, compared to $40.8 million for the same period in 2002. Earnings per share were $0.41 per share for the six months ended June 30, 2003, compared to $0.27 per share for the comparable period of 2002. This increase in net income and earnings per share is primarily due to lower depreciation expense of $36.5 million partially offset by the change in EBITDA described above, higher interest expense of $3.7 million and higher income tax expense of $8.6 million.

As of June 30, 2003, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.30 billion, compared to approximately $5.46 billion, as of March 31, 2003.

$350 MILLION DEBT PRE-PAYMENT COMPLETED ON JULY 14, 2003

On July 14, 2003, the Company made an optional pre-payment of $350 million under its $1.25 billion Credit Facility from available cash on hand. The pre-payment was applied pro rata against the Company's Term Loan A and Term Loan B. During the third quarter of 2003, the Company will take a non-cash charge of approximately $6 million to write-off debt issuance costs associated with the portion of the credit facility that was prepaid.

Earlier this year, the Company repaid the $200 million on its 6 percent notes issued in 1998 upon maturity in January 2003. When combined with the recent pre-payment, the Company has paid down $550 million of debt reducing its total debt outstanding from $2.55 billion as of December 31, 2002 to $2.0 billion on July 14, 2003.

With the completion of these transactions, the Company has access to cash and short-term investments of over $500 million and an unused credit line of an additional $250 million.

FINANCIAL GUIDANCE FOR THIRD QUARTER AND FULL-YEAR 2003

The company projects its consolidated financial results for the third quarter and full-year 2003 will be as follows:

                               Q3'03 GUIDANCE                                     FULL YEAR 2003 GUIDANCE
                               --------------                                     -----------------------
Operating Lease Revenues       $201 million to $211 million                       $783 million to $823 million
Sales/sales-type leases        Approximately $4 million of period revenue;        Approximately $17 million of period revenue;
                               No new sales or sales-type leases expected         No new sales or sales-type leases expected
Total Revenues                 $205 million to $215 million                       $800 million to $840 million
EBITDA(1)                      $145 million to $155 million                       $580 million to $600 million
Depreciation                   $70 million to $80 million                         $300 million to $330 million
Net income                     $18 million to $24 million                         $81 million to $96 million
Earnings per share             $0.12 to $0.16 per share                           $0.54 to $0.64 per share
Capital expenditures           $45 million to $55 million                         $140 million to $180 million


*This guidance does not reflect any impact associated with Galaxy IVR and PAS-6B as discussed in the Company's Form 8-K filing on 7/11/03.

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE

                                                            SIX           SIX
                                  SECOND     SECOND        MONTHS        MONTHS         THIRD            FULL
                                 QUARTER     QUARTER        ENDED         ENDED        QUARTER           YEAR
                                  2003        2002         JUNE 30,      JUNE 30,        2003            2003
                                 ACTUAL      ACTUAL         2003          2002         GUIDANCE        GUIDANCE
                                 ------      ------         ----          ----         --------        --------
Net Income                      $ 30.3M     $ 19.8M        $ 61.2M      $ 40.8M       $  18-24M        $  81-96M
Plus: Income tax
expense                           11.0M        6.6M          22.1M        13.6M            5-6M           21-25M
Plus: Interest expense,
net                               33.2M       34.6M          67.4M        63.7M          39-52M         148-179M
Plus: Depreciation
expense                           74.9M       89.8M         147.2M       183.7M          70-80M         300-330M
                                ------      ------         ------       ------        --------         --------
EBITDA(1)                       $149.4M     $150.8M        $297.9M      $301.8M       $145-155M        $580-600M
                                ======      ======         ======       ======        ========         ========

Net cash flow provided
by operating activities:        $155.7M     $141.5M        $234.8M      $266.2M            N/A              N/A
Net cash flow (used in)
provided by investing
activities:                       22.7M      (68.3)M        (19.4)M       31.4M
Plus: Purchase/(Sale)of
short-term investments:          (44.5)M        --          (43.7)M         --
                                ------      ------         ------       ------
Free Cash Flow(2)               $133.9M     $ 73.2M        $171.7M      $297.6M
                                ------      ------         ------       ------
Operating Profit Margin (3)         37%         29%            37%          28%            N/A              N/A
EBITDA margin (1)                   73%         72%            74%          72%

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which is a non-GAAP financial measure, is the sum of net income, income tax expense, interest expense, net and depreciation and amortization as presented in the attached Summaries of Operating Results. EBITDA margin is calculated by dividing EBITDA by total revenues. This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. PanAmSat's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. PanAmSat believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. PanAmSat's management also uses this metric to measure income generated from operations that could be used to service debt, fund future capital expenditures or pay taxes. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(2) Free Cash Flow, which is a non-GAAP financial measure, equals net cash provided by operating activities less net cash used in investing activities (excluding purchases of short-term investments) as presented in the attached Summarized Statements of Cash Flows. This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flow as determined in accordance with accounting principles generally accepted in the United States of America. PanAmSat's management uses Free Cash Flow to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. PanAmSat believes Free Cash Flow is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. PanAmSat's management also uses this metric to measure cash flows generated from operations that could be used to service debt, fund future capital expenditures or pay taxes. Free Cash Flow does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free Cash Flow as presented herein may not be comparable to similarly titled measures reported by other companies.

(3) Operating Profit Margin is calculated by dividing income from operations by total revenues.

For more detailed information about our financial guidance and trends, please visit the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website located at http://www.panamsat.com.

PanAmSat will hold a conference call at 11:00 a.m. ET on July 15, 2003 to discuss its second quarter 2003 financial results, as well as its financial outlook for 2003. The dial-in number is 1-800-289-0544 (domestic) or 1-913-981-5533 (international). To listen to the call live via web cast, please visit www.panamsat.com.

ABOUT PANAMSAT

PanAmSat Corporation (NASDAQ: SPOT) is one of the world's top three satellite operators managing a global fleet of 30 satellites, 23 of which are wholly-owned by the Company, for the delivery of news, sports and other television programming. In total, this fleet is capable of reaching more than 98 percent of the world's population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the US, as well as specialized communications services in remote areas throughout the world. PanAmSat is 81 percent owned by HUGHES Electronics Corporation. For more information, visit the company's web site at www.panamsat.com.

ABOUT HUGHES

HUGHES is a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. HUGHES is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE: GMH).

NOTE: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, which are more specifically set forth in the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website and the company's annual report on Form 10-K for the year ended December 31, 2002 on file with the Securities and Exchange Commission. These risks and uncertainties include but are not limited to (i) risks of launch failures, launch and construction delays and in-orbit failures or reduced performance, (ii) risk that we may not be able to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all, (iii) risks related to domestic and international government regulation, (iv) risks of doing business internationally, (v) risks related to possible future losses on satellites that are not adequately covered by insurance, (vi) risks of inadequate access to capital for growth, (vii) risks related to competition, (viii) risks related to the company's contracted backlog for future services, (ix) risks associated with the company's indebtedness, (x) risks related to control by our majority stockholder and (xi) litigation. PanAmSat cautions that the foregoing list of important factors is not exclusive. Further, PanAmSat operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company's control.

                                       ###


                  FOUR PAGES OF FINANCIAL INFORMATION TO FOLLOW

SUMMARY OF OPERATING RESULTS
FOR THE THREE MONTHS ENDED JUNE 30, 2003 AND 2002
AMOUNTS IN THOUSANDS (EXCEPT SHARE DATA)

                                                    PanAmSat   PanAmSat
                                                    6/30/03    6/30/02
                                                    -------    -------
REVENUES

Operating leases, satellite services and other      $199,400   $204,592
Outright sales and sales-type leases                   4,193      4,641
                                                    --------   --------
Total Revenues                                       203,593    209,233
                                                    --------   --------

COSTS AND EXPENSES

Direct operating costs                                32,232     34,682
Selling, general & administrative costs               21,338     23,766
Facilities restructuring and severance costs             663         --
                                                    --------   --------
Total                                                 54,233     58,448
                                                    --------   --------

EBITDA                                               149,360    150,785
Depreciation expense                                  74,909     89,768
                                                    --------   --------

Income from operations                                74,451     61,017
Interest expense, net                                 33,132     34,662
                                                    --------   --------

Income before income taxes                            41,319     26,355
Income tax expense                                    11,021      6,589
                                                    --------   --------

Net Income                                          $ 30,298   $ 19,766
                                                    --------   --------

Earnings per share                                  $   0.20   $   0.13
                                                    --------   --------

Weighted average common shares outstanding             150.1      149.9
                                                    --------   --------

SUMMARY OF OPERATING RESULTS
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002
AMOUNTS IN THOUSANDS (EXCEPT SHARE DATA)

                                                     PanAmSat   PanAmSat
                                                     6/30/03    6/30/02
                                                     -------    -------
REVENUES

Operating leases, satellite services and other      $ 394,820   $ 405,961

Outright sales and sales-type leases                    8,529      10,411
                                                    ---------   ---------
Total Revenues                                        403,349     416,372
                                                    ---------   ---------


COSTS AND EXPENSES

Direct operating costs                                 65,420      67,171
Selling, general & administrative costs                39,364      56,249
Facilities restructuring and severance costs              663      12,519
Gain on PAS-7 insurance claim                              --     (40,063)
Loss on conversion of sales-type leases                    --      18,690
                                                    ---------   ---------
Total                                                 105,447     114,566
                                                    ---------   ---------

EBITDA                                                297,902     301,806
Depreciation expense                                  147,176     183,723
                                                    ---------   ---------

Income from operations                                150,726     118,083
Interest expense, net (a)                              67,407      63,700
                                                    ---------   ---------

Income before income taxes                             83,319      54,383
Income tax expense                                     22,163      13,596
                                                    ---------   ---------


Net Income                                          $  61,156   $  40,787
                                                    ---------   ---------

Earnings per share                                  $    0.41   $    0.27
                                                    ---------   ---------

Weighted average common shares outstanding              150.0       149.9
                                                    ---------   ---------



(a) As a result of the company's adoption of Statement of Financial Accounting Standards No. 145 in January 2003, the company was required to reclassify the $3.3 million pre-tax loss on early extinguishment of debt recorded during the first quarter of 2002 from an extraordinary item to interest expense within the company's statement of income for the three months ended March 31, 2002. This reclassification did not have any effect on net income previously reported by the company during that period.

SUMMARIZED BALANCE SHEETS
AS OF JUNE 30, 2003 AND DECEMBER 31, 2002
(AMOUNTS IN THOUSANDS)

                                              6/30/03       12/31/02
                                              -------       --------
ASSETS

CURRENT ASSETS

     Cash and cash equivalents               $  795,320   $  783,998
     Short-term investments                      56,142       99,785
     Accounts receivable, net                    52,638       34,276
     Net investment in sales-type leases         24,011       22,858
     Prepaid expenses and other                  34,595       43,170
     Receivable - satellite manufacturer         69,500       72,007
     Deferred income taxes                        8,698        7,889
                                             ----------   ----------
Total current assets                          1,040,904    1,063,983
                                             ----------   ----------

SATELLITES AND OTHER PROPERTY AND
     EQUIPMENT, Net                           2,764,003    2,865,279
NET INVESTMENT IN SALES-TYPE
     LEASES                                     149,580      161,869
GOODWILL                                      2,238,659    2,238,659
DEFERRED CHARGES                                151,983      157,948
                                             ----------   ----------

TOTAL ASSETS                                 $6,345,129   $6,487,738
                                             ----------   ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued liabilities     $   70,064   $   77,309
Current portion of long-term debt                33,500      200,000
Accrued interest payable                         45,318       50,961
Deferred revenues                                24,043       18,923
                                             ----------   ----------
     Total current liabilities                  172,925      347,193
                                             ----------   ----------

LONG-TERM DEBT                                2,316,500    2,350,000
DEFERRED INCOME TAXES                           439,269      417,843
DEFERRED CREDITS AND OTHER                      280,995      295,160
                                             ----------   ----------

TOTAL LIABILITIES                             3,209,689    3,410,196
                                             ----------   ----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY                          3,135,440    3,077,542
                                             ----------   ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $6,345,129   $6,487,738
                                             ----------   ----------

SUMMARIZED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002
(AMOUNTS IN THOUSANDS)

                                                            6/30/03        6/30/02
                                                            -------        -------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Net Income                                              $    61,156    $    40,787
      Depreciation                                          147,176        183,723
      Gain on PAS-7 insurance claim                              --        (40,063)
      Loss on conversion of sales-type leases                    --         18,690
      Facilities restructuring and severance costs              663         11,224
      Loss on early extinguishment of debt                       --          3,309
      Changes in working capital and other accounts          25,813         48,507
                                                        -----------    -----------

            NET CASH PROVIDED BY OPERATING ACTIVITIES       234,808        266,177
                                                        -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES

      Capital expenditures (Including Capitalized
      Interest) (b)                                         (54,744)      (183,548)
      Sale of short-term investments                         43,704             --
      Insurance proceeds from satellite recoveries               --        215,000
      Acquisition of Hughes Global Services                  (8,352)            --
                                                        -----------    -----------

            NET CASH (USED IN) PROVIDED BY INVESTING
            ACTIVITIES                                      (19,392)        31,452
                                                        -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES

      New borrowings                                             --      1,800,000
      Repayments                                           (200,000)    (1,771,542)
      Debt issuance costs                                        --        (40,829)
      Other                                                  (4,297)        (3,886)
                                                        -----------    -----------

            NET CASH USED IN FINANCING ACTIVITIES          (204,297)       (16,257)
                                                        -----------    -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                         203             --

NET INCREASE IN CASH AND CASH EQUIVALENTS                    11,322        281,372
CASH AND CASH EQUIVALENTS, beginning of period              783,998        443,266
                                                        -----------    -----------

CASH AND CASH EQUIVALENTS, end of period                $   795,320    $   724,638
                                                        -----------    -----------


(b) Includes Capitalized Interest of $8.5 million and $14.1 million for the six months ended June 30, 2003 and 2002, respectively.